 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 4, 2025

Twin Vee PowerCats Co.

(Exact name of registrant as specified in charter)

Delaware	001-40623	27-1417610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 S. US-1
Ft. Pierce, Florida 34982

(Address of principal executive offices and zip code)

(772) 429-2525

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VEEE	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported, on November 11, 2024, the stockholders of Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee” or the “Company”), approved a proposal at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) amending the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), at a ratio in the range of 1-for-2 to 1-for-20 (the “Reverse Stock Split Range”), with the Company’s Board of Directors (the “Board”) having the discretion as to whether or not a reverse stock split is to be effected, and the exact ratio to be set at a whole number within the Reverse Stock Split Range. Following such approval of the stockholders at the 2024 Annual Meeting, on March 17, 2025, the Board exercised such discretion to effect a reverse stock split at a ratio of 1-for-10 shares. Accordingly, on April 4, 2025, the Company filed an amendment (the “Amendment”) to its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split, with an effective time (the “Effective Time”) of 11:59 p.m. Eastern Time on April 7, 2025 (the “Reverse Stock Split”).

As of the Effective Time, every ten (10) shares of the Company’s issued and outstanding Common Stock will be combined into one (1) issued and outstanding share of Common Stock. The 1-for-10 Reverse Stock Split reduced the number of outstanding shares of the Common Stock from approximately 14.9 million shares to approximately 1.5 million shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of Twin Vee’s outstanding equity awards and warrants, as well as the applicable exercise price. The number of authorized shares of Common Stock will remain unchanged at 50,000,000 shares, and the par value of the Common Stock will remain unchanged at $0.001 per share.

The Company’s Common Stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis at the opening of the market on April 8, 2025 under the existing ticker symbol “VEEE.” The new CUSIP number for the Common Stock following the Reverse Stock Split will be 90177C200.

As stated above, at the Effective Time of the Reverse Stock Split, Twin Vee stockholders will receive one (1) new share of Common Stock for every ten (10) shares of Common Stock held. Record holders of Common Stock will receive a transaction statement with respect to the exchange of such shares for post-reverse split shares. Direct Transfer LLC, the transfer agent for Common Stock, will act as the exchange agent. Registered stockholders holding pre-reverse-split shares of Common Stock electronically in book-entry form are not required to take any action to receive post-reverse-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” who have any questions are encouraged to contact their bank, broker or other nominee.

Twin Vee does not intend to issue fractional shares in connection with the Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time of the Reverse Stock Split will be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten (10) days preceding the effective time of the Reverse Stock Split.

The description of the Amendment set forth above does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

Among other considerations, the 1-for-10 Reverse Stock Split is intended to bring the Company into compliance with the minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq Capital Market and to make the bid price more attractive to investors. The Nasdaq Capital Market requires, among other things, that a listed company’s common stock maintain a minimum bid price of at least $1.00 per share. However, there can be no assurance that the Reverse Stock Split will have the desired effect of sufficiently raising the bid price of the Common Stock for the required period.

In addition, on April 4, 2025, the Company issued a press release relating to the Reverse Stock Split described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

3.1	Certificate of Amendment to Certificate of Incorporation of Twin Vee PowerCats Co. filed with the Delaware Secretary of State on April 4, 2025
99.1	Press release of Twin Vee PowerCats Co., dated April 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWIN VEE POWERCATS CO.

Date: April 7, 2025	By:	/s/ Joseph Visconti
	Name:	Joseph Visconti
	Title:	Chief Executive Officer

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